ZIONS BANCORPORATION ZIONS FIRST NATIONAL BANK AMEGY BANK OF TEXAS CALIFORNIA BANK & TRUST Dodd-Frank Act Company-Run Capital Stress Test Disclosure March 5, 2015

Table of Contents Introduction ...................................................................................................................................................... 3 Macroeconomic Scenario ........................................................................................................................... 3 Summary of Results ..................................................................................................................................... 4 Risks .................................................................................................................................................................. 9 Methodologies ................................................................................................................................................ 11 Forward-Looking Statement ....................................................................................................................... 12

3 Introduction Zions Bancorporation ("the Company" or "Zions") is one of the nation's premier financial services companies, consisting of a collection of great banks in select western U.S. markets with combined total assets exceeding $55 billion. Zions operates its banking businesses under local management teams and community identities in 11 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Company is a national leader in Small Business Administration lending and public finance advisory services and is a consistent recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Zions’ Dodd-Frank Act Stress Test results, based on the hypothetical Supervisory Severely Adverse scenario identified by the Federal Reserve Board, indicate Zions Bancorporation would maintain capital ratios at sufficient levels throughout the nine-quarter forecasting horizon. In accordance with section 165(i)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), bank holding companies ("BHCs") with total consolidated assets of $50 billion or more ("Covered Companies") are annually required to develop a set of forward-looking stress tests based upon hypothetical economic scenarios developed by the Federal Reserve Board (in addition to idiosyncratic economic scenarios developed internally). The estimated financial results of the stress test identify the hypothetical projected capital position of a corporation under severely adverse economic conditions to determine if there is sufficient capital to absorb losses and support operations. For the DFAST forecasts, all BHCs are required to make uniform capital assumptions over the nine- quarter planning period, which include (i) no issuances or redemptions of regulatory capital instruments, (ii) quarterly common stock dividend distributions equal to the average of the prior four quarters, and (iii) capital instrument payments that must be equal to the previously stated expectations of dividends, interest, or principal payments. Section 165(i)(2) of the Dodd-Frank Act also requires national banks and federal savings associations with total consolidated assets of more than $10 billion to conduct annual stress tests. For 2015, three of Zions' affiliate banks were subject to this rule: Zions First National Bank, Amegy Bank of Texas, and California Bank and Trust. Accordingly, these affiliate banks conducted a Dodd-Frank company-run stress test under the supervisory scenarios and guidance provided by the OCC and FDIC. These scenarios were the same as those promulgated by the Federal Reserve. Pursuant to CFR §252.148, the following is a disclosure of the results of the stress test of Zions Bancorporation and its applicable subsidiary banks. Included is a discussion of the macroeconomic scenarios, a summary of results, risks accounted for, and methodologies used in development of the stress testing. The quantitative output included herein should not be viewed as forecasts of expected outcomes or capital ratios or as a measure of the banks' solvency or actual financial performance or condition. Macroeconomic Scenario Results contained in in this report are based on the Supervisory Severely Adverse scenario distributed by regulatory agencies on October 23, 2014.1 In this hypothetical scenario there is a substantial weakening of the world economy, with the U.S. economy experiencing increases in financial distress that are significantly greater than under the more common economic downturns and recessions. The unemployment rate rises to 10% by the middle of 2016, and real GDP declines rapidly – being 1 For more information please see the scenario descriptions in the document "2015 Supervisory Scenarios for Annual Stress Tests Required under the Dodd-Frank Act Stress Testing Rules and the Capital Plan Rule October 23, 2014" located at http://www.federalreserve.gov/newsevents/press/bcreg/bcreg20141023a1.pdf approximately 4.5% lower by the end of 2015 than the third quarter of 2014. Housing prices fall dramatically with a peak-to-trough drop of 26% and commercial real estate prices fall further with a peak-to-trough drop of 35%.

Summary of Results

The following data are the results submitted by Zions in its 2015 DFAST submission for the *Supervisory Severely Adverse* scenario. These results represent estimates of Zions' capital position as of 4Q16 under this scenario, as well as the minimum ratios during the 9-quarter period. **This scenario is considered unlikely to occur; therefore, these estimates do not represent forecasts of expected results.** The economic assumptions used to arrive at these results involve an economic outcome that is significantly more adverse than current market expectations for the economy generally or for Zions specifically.

Results are also included for Zions' three affiliate banks with total assets exceeding $10 billion.

Projected Capital Ratios in the Supervisory Severely Adverse Stress scenario

	Actual As of September 30, 2014	As of December 31, 2016	Minimum ratio during projection period
Zions Bancorporation			
Tier 1 Common Capital Ratio	11.9%	8.6%	8.6%
Common Equity Tier 1	N/A	8.6%	8.6%
Tier 1 Leverage Ratio	11.9%	8.6%	8.6%
Tier 1 Capital Ratio*	14.4%	10.5%	10.5%
Total Risk-Based Capital Ratio*	16.3%	12.7%	12.7%
Zions First National Bank			
Tier 1 Common Capital Ratio	11.9%	10.3%	10.3%
Common Equity Tier 1	N/A	10.2%	10.2%
Tier 1 Leverage Ratio	10.5%	8.5%	8.5%
Tier 1 Capital Ratio*	13.9%	11.6%	11.6%
Total Risk-Based Capital Ratio*	15.2%	12.8%	12.8%
Amegy Bank of Texas			
Tier 1 Common Capital Ratio	11.2%	8.5%	8.5%
Common Equity Tier 1	N/A	8.5%	8.5%
Tier 1 Leverage Ratio	12.0%	9.6%	9.6%
Tier 1 Capital Ratio*	13.1%	10.2%	10.2%
Total Risk-Based Capital Ratio*	14.4%	11.5%	11.5%
California Bank & Trust			
Tier 1 Common Capital Ratio	11.3%	7.6%	7.6%
Common Equity Tier 1	N/A	7.7%	7.7%
Tier 1 Leverage Ratio	10.8%	7.7%	7.7%
Tier 1 Capital Ratio*	13.1%	9.4%	9.4%
Total Risk-Based Capital Ratio*	14.3%	10.7%	10.7%

**Beginning ratios as reported under general risk-based rules. Ending/Minimum ratios reflect transition to revised capital rule (Basel III)*

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5 Projected Net Loan Losses by Category September 30, 2014 through December 31, 2016 in the Supervisory Severely Adverse Stress scenario Cumulative Amount ($ billions) Cumulative 9-qtr. Net Loss Rates Zions Bancorporation Net Loan Losses $1.49 3.7% Domestic closed-end first-lien mortgages 0.06 1.1% Domestic junior lien mortgages and home equity lines of credit 0.06 2.3% Commercial and industrial 0.55 4.3% Commercial real estate 0.72 4.3% Credit card exposures 0.01 6.2% Other consumer 0.02 4.8% Other loans 0.07 3.1% Zions First National Bank Net Loan Losses $0.46 3.8% Domestic closed-end first-lien mortgages 0.02 1.6% Domestic junior lien mortgages and home equity lines of credit 0.02 1.7% Commercial and industrial 0.16 4.6% Commercial real estate 0.23 4.1% Credit card exposures 0.01 6.3% Other consumer 0.00 5.4% Other loans 0.02 2.4% Amegy Bank of Texas Net Loan Losses $0.37 3.8% Domestic closed-end first-lien mortgages 0.01 0.7% Domestic junior lien mortgages and home equity lines of credit 0.00 2.5% Commercial and industrial 0.19 3.6% Commercial real estate 0.15 5.9% Credit card exposures 0.00 6.0% Other consumer 0.01 4.2% Other loans 0.01 3.1% California Bank & Trust Net Loan Losses $0.30 3.4% Domestic closed-end first-lien mortgages 0.01 0.7% Domestic junior lien mortgages and home equity lines of credit 0.01 3.5% Commercial and industrial 0.09 4.8% Commercial real estate 0.18 3.9% Credit card exposures 0.00 6.1% Other consumer 0.00 6.3% Other loans 0.01 1.8% Note: The loss projections presented do not include the additional 0.4% net loss rate attributable to the model risk buffer which is incorporated into the overall credit loss provision and capital ratios forecast. Loss rates are expressed as a percentage of average outstanding balance.

Earnings Impact on Regulatory Capital
September 30, 2014 through December 31, 2016
in the Supervisory Severely Adverse Stress scenario

	Cumulative 9-Quarter Amount ($billions)			
	Zions Bancorp	Zions First National Bank	Amegy Bank of Texas	California Bank & Trust
Net Interest Income	$ 4.08	$ 1.33	$ 1.01	$ 0.86
Plus:				
Non-Interest Income	0.94	0.32	0.27	0.13
Less:				
Operational Risk Expense	0.10	0.00	0.00	0.00
OREO Expense	0.18	0.00	0.00	0.00
Other Noninterest Expense	4.16	1.41	1.07	0.86
Equals:				
Pre-provision net revenue (PPNR)	0.58	0.24	0.21	0.13
Less:				
Provision for loan and lease losses	1.91	0.56	0.51	0.40
Trading and counterparty losses	—	—	—	—
Realized losses/(gains) on AFS/HTM securities	0.03	0.00	0.00	0.00
Equals:				
Net Income before taxes and extraordinary items [1]	(1.36)	(0.32)	(0.30)	(0.27)
Income tax benefit	0.13	0.10	0.02	(0.01)
Total Impact on Regulatory Capital from Net Income	(1.23)	(0.22)	(0.28)	(0.28)
Goodwill impairment [2]	1.01	0.02	0.62	0.38

(1) Excludes goodwill impairment charges
(2) No impact to regulatory capital

In the *Supervisory Severely Adverse* scenario, the Company's capital position declines significantly from the impact of the following:

Loan Loss Provision

During 2014, the Company recorded a negative provision for loan losses of $98 million. In the *Supervisory Severely Adverse* scenario, the Company modeled an annualized provision of $851 million, or a cumulative $1.9 billion for the nine-quarter period. Such modeled provisions were primarily attributable to modeled net loan losses of $1.5 billion, or an annualized $662 million, as well as the model risk buffer of $0.2 billion. This compares to actual 2014 net charge-offs of only $42 million.

Securities Losses

Several years ago, Zions determined that its portfolio of CDO securities was a non-strategic asset, to be managed, over time, to reduce risk and recover reasonable value for its shareholders if and as market conditions improved. The Company reduced its CDO exposure by $1,418 million par amount from September 30, 2013 through September 30, 2014, leaving a remaining CDO portfolio balance of $932 million par amount—a reduction of 60%. The vast majority of these par value reductions came through sales, with the balance coming through pay-downs or complete pay-offs. Further, between October 1 and

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7 November 30, 2014, an additional $208 million par amount ($169 million amortized cost) of sales and liquidations occurred. Zions incorporated this reduction of CDO securities and the related risk in its submission, consistent with the DFAST methodology. At December 31, 2014, the par value, amortized cost, and carrying value of the CDO portfolio was $723 million, $592 million, and $432 million, respectively (Schedule 11 in Zions 2014 Form 10-K). The remaining securities within Zions portfolio are overwhelmingly (96%) U.S. government, U.S. government agency, or municipal securities. Historically, Zions has not experienced significant losses on any of such securities. As a result of these sales, the Company projects de minimis Other Than Temporary Impairment (OTTI) on CDO securities under the Supervisory Severe Adverse scenario. This contrasts to over $600 million in OTTI reflected in the Company’s original CCAR 2014 Submission, prior to the Volcker Rule modification in January 2014. In addition, the deferred tax asset related to CDOs, which is at risk of disallowance in regulatory capital calculations in severe stress scenarios, has been reduced from a year ago, taking into account the effect of the sales, pay-downs, and improvements in fair value since September 30, 2013. Pre-Provision Net Revenue (PPNR) Zions' PPNR for 2014 was $499 million (adjusts income before taxes by excluding the effect of the provision for loan losses and net losses on securities). Adjusted for the favorable impact of the cancellation of its Total Return Swap (related to Zions' CDO portfolio) and debt extinguishment costs, the adjusted PPNR for 2014 would have been $552 million, or a nine-quarter equivalent $1.2 billion. Under the Supervisory Severely Adverse scenario, Zions' PPNR equaled an annualized $258 million or $580 million for the nine-quarter period, which reflected: • Higher net interest income attributable to moderate loan growth. Zions’ earning assets are skewed to shorter-duration instruments, the income from which is more adversely affected under a falling rate scenario than assets that have longer duration. In 2014, Zions recorded net interest income of $1.7 billion; under the Supervisory Severely Adverse scenario, Zions projected annualized net interest income of $1.8 billion. Zions projected that loan balances would moderately improve under a severe adverse stress scenario and that interest income on loans would improve due to both higher balances and widening spreads relative to benchmark interest rates ans Zions' cost of deposits. • Lower non-interest income. Excluding net impairment losses on investment securities in 2014, Zions realized $485 million of noninterest income. In the Supervisory Severely Adverse scenario, Zions projected annualized non-interest income of $416 million. • Higher non-interest expenses. In 2014, excluding other real estate owned and credit-related expenses and debt extinguishment expenses, Zions recognized $1.6 billion of non-interest expenses. Under the Supervisory Severely Adverse scenario, Zions projected annualized non- interest expense, excluding those same items, of $1.8 billion. Zions did include $100 million of added expense over 9 quarters, or $44 million annually, for Strategic and Reputational risk. • Higher other real estate owned and credit-related expenses. Compared to the 2014 amount of $27 million, Zions estimated such expenses would run an annualized $140 million during the 9- quarter period. Deferred Tax Asset (DTA) The disallowance of the DTA is triggered by hypothetical earnings losses under severely adverse scenarios, which is driven primarily by high provisions for loan losses, securities impairment charges and changes in AOCI. The DTA valuation allowance in the Supervisory Severely Adverse scenario was projected to be $444 million. Additionally, hypothetical projected losses subsequent to the DTA disallowance affected the Company significantly more than would be expected under a milder economic scenario, wherein the DTA would not grow as rapidly and therefore would not be subject to disallowance or impairment.

Risk-Weighted Assets

Net risk-weighted assets increased in the *Supervisory Severely Adverse* scenario from $45.4 billion at 3Q14 to $45.6 billion at 4Q16. Loan balances increased by $1.8 billion, which increased RWA. The increase was somewhat offset by declines in the overall risk weighting of securities and the change in the RWA deduction from ALLL given the large increase in reserves in this scenario.

Significant Drivers of Changes to the Projected Tier 1 Common Capital Ratio under the *Supervisory Severely Adverse* Scenario

The chart below shows material impacts to the Tier 1 Common Capital Ratio over the course of the 9-quarter stress period. Per the DFAST rules, the forecasted capital impacts shown below incorporate the following assumptions: (i) no issuances or redemptions of regulatory capital instruments, (ii) quarterly common stock dividend distributions equal to the average of the prior four quarters, and (iii) capital instrument payments that must be equal to the previously stated expectations of dividends, interest, or principal payments.


11.9%
1.3%
(4.2)%
0.3%
(0.1)%
(0.5)%
(0.1)%
8.6%
2014.Q3
PPNR
Provision for Loan and Lease Losses
Taxes
Securities Gains/ (Losses)
Capital Actions/ Dividends
Change in RWA/Other
2016.Q4

	Zions Bancorporation	Zions First National Bank	Amegy Bank of Texas	California Bank & Trust
2014.Q3	**11.9 %**	**11.9 %**	**11.2 %**	**11.3 %**
PPNR	1.3 %	1.8 %	1.7 %	1.5 %
Provision for Loan and Lease	(4.2)%	(4.2)%	(4.1)%	(4.5)%
Taxes	0.3 %	0.8 %	0.1 %	(0.1)%
Securities Gains/(Losses)	(0.1)%	— %	— %	— %
DFAST Capital Actions/Dividends	(0.5)%	(0.2)%	— %	(0.2)%
Change in RWA/Other	(0.1)%	0.2 %	(0.4)%	(0.4)%
2016.Q4	**8.6 %**	**10.3 %**	**8.5 %**	**7.6 %**

For Zions Bancorporation and its three affiliates with consolidated assets greater than $10 billion, credit losses are the main driver of capital deterioration in forecasts of the *Supervisory Severely Adverse* scenario.

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9 Risks Zions administers its company-run stress tests through its Capital Adequacy Process (CAP). The CAP identifies and quantifies the company’s material risks under different hypothetical risk events prescribed by the Zions Severely Adverse Scenario. Zions considers all risks in stress testing that have been determined to be material based upon sensitivity analysis; in addition it has considered whether certain risks deemed individually to be immaterial could collectively be material. These risks range from idiosyncratic risks (geographical footprint and industry concentrations in credit portfolios) to broad economic, political, and regulatory and compliance risks that Zions believes could impact the Company. Zions’ stress testing models and other estimation techniques attempt to capture substantially all of these risks and their potential effects on the performance of the bank’s portfolios and revenue generating activities. Credit risk includes obligor default risk, counterparty credit risk, guarantor non-performance, credit risk of securities held, and collateral management risk. Zions believes credit risk is its primary risk. Zions’ business is subject to periodic fluctuations based on national, regional and local economic conditions. These fluctuations are not predictable, cannot be controlled, and may have a material adverse impact on Zions’ operations and financial condition even if other favorable events occur. Zions’ banking operations are locally oriented and predominantly community-based. Accordingly, Zions is dependent on local business conditions as well as conditions in the local residential and commercial real estate markets it serves. For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities Zions serves. Weakness in Zions’ market area could depress its earnings and its financial condition. Any of the above scenarios could require Zions to charge off a higher percentage of loans and/or increase provisions for credit losses, which would reduce Zions’ net income. For example, while the credit conditions that Zions experienced from 2007 through 2010 have improved considerably, challenges in the economy still present credit deterioration risks for Zions in light of the slow pace of general economic recovery. Any further credit deterioration may result in increased loan charge-offs and higher provisions for credit losses, which would negatively impact Zions’ net income. There continues to be concern regarding the possibility of a return to recessionary conditions, as well as increased turmoil or volatility in the financial system. Zions is part of the financial system and a systemic lack of available credit, a lack of confidence in the financial sector, continued volatility in the financial markets and/or reduced business activity could have a materially adverse effect on Zions’ business, financial condition and results of operations. Market risk includes risk arising from changes in interest rate levels, equity prices, property prices, commodity prices, and credit spreads. Zions’ earnings and financial condition are largely dependent on net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. The narrowing of interest rate spreads could adversely affect Zions’ earnings and financial condition. Zions cannot control or predict changes in interest rates. Regional and local economic conditions, competitive pressures and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect interest income and interest expense. Zions has ongoing policies and procedures designed to manage the risks associated with changes in market interest rates. However, changes in interest rates still may have an adverse effect on Zions’ profitability. For example, high interest rates could adversely affect Zions’ mortgage banking business as clients would apply for fewer mortgages; higher interest rates may also increase credit risk. The Supervisory Severely Adverse scenario includes interest rate assumptions projected to cause a significant decrease in net interest income.

10 Funding/liquidity risk may arise from such things as the inability to access funding sources (e.g., deposits), funding maturity mismatches, off-balance sheet commitments, deteriorating earnings performance, public or market perception, and obstacles to cash movement among subsidiaries. Liquidity is essential to Zions’ businesses. Market disruption and volatility could materially impair Zions’ ability to access capital and funding. Economic losses sustained as a result of market disruption or poor general economic conditions would likely lead to higher loan and securities losses and reduced fee income, primarily from slower economic activity. General economic condition risk results from changes in national, regional and local economic conditions and deterioration in the geographic and financial markets where Zions operates. These could lead to higher loan charge-offs, deposit run-off, reduced fee income and higher operating costs, which would reduce Zions’ net income level and growth. Operational risk includes such things as internal fraud; external fraud; inadequate employment practices and workplace safety; inability to meet some contractual and/or fiduciary obligations; damage to physical assets; business disruption and/or systems failures; and failures in execution, delivery, and process management. Legal and compliance risk includes such things as capital management and stress testing regulations; failure to comply with laws, rules, regulations, accounting and financial reporting laws; prescribed practices; internal policies and procedures; exposure to litigation; failure to identify and properly communicate regulatory and legal requirements; and situations where the laws or rules may be ambiguous or untested. Reputational risk includes such things as unethical or deceptive business practices; high-profile litigation; poor financial performance; violations of laws, regulations or controls (e.g., conflicts of interest); customer dissatisfaction and complaints (e.g., privacy breach); and public communication. Strategic risk includes such things as adverse business decisions; poor implementation of business decisions; and lack of responsiveness to changes in the industry and operating environment. Model (including data) risk includes such things as fundamental errors leading to inaccurate model output and incorrect or inappropriate model usage.

11 Methodologies The Company projects the impact of its key exposures and material risks in several scenarios including the Supervisory Severely Adverse scenario using a variety of modeling techniques. Methodologies used include: 1. The Company models credit losses using separate loan-level loss models for Commercial & Industrial (C&I) including small business, residential real estate (RRE), and commercial real estate (CRE); portfolio level models for other loan categories including auto and credit card; credit and prepayment models for CDO TruPS, municipal securities, and Small Business Administration securities; and the counterparty credit risk model. 2. Market risk is captured through interest rates used in PPNR models; equity prices through PPNR and credit models, and the private equity model; energy commodity prices are indirectly stressed through specific sector employment in the C&I model; credit spreads impact the loan growth and pricing models; and real estate prices are used in PPNR, CRE, RRE, and C&I models. 3. Liquidity risk is measured through liquidity stress test scenarios and the parent liquidity model; asset/liability model; unfunded commitments included in credit loss models; earnings impacts through PPNR projections; capital buffers; and affiliate liquidity levels. 4. Operational risk is captured in scenario analysis as well as through an operational loss model. 5. Legal risk is captured through scenario analysis, operational loss model, and specific litigation expense buffers. 6. Reputational and strategic risks are difficult to quantify; however, their potential impacts on capital are quantified using scenario analysis and other techniques. 7. Model risk is captured through a model risk buffer.

12 Forward-Looking Statement This disclosure contains statements relating to a stress test and analysis undertaken by Zions Bancorporation pursuant to regulatory requirements. The stress test results are based upon the hypothetical impact of assumed future economic conditions on our capital, financial condition, and earnings under certain financial models. The stress test results are not intended to reflect our expectations about actual future conditions. Factors that might cause our understanding of the stress test results to change include detailed analyses of the multiple factors involved in the stress test and changes to the underlying economic assumptions that drive the stress test results. Accordingly, the statements contained in this disclosure are based on facts and circumstances as understood by management of the Company on the date of this disclosure, which may change in the future. Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations, or understandings.